Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2019	2018	2019	2018
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,630	$1,684	$6,803	$6,744
Intermodal	697	755	2,824	2,893
Coal	363	457	1,669	1,821
Total railway operating revenues	2,690	2,896	11,296	11,458

Railway operating expenses
Compensation and benefits	630	757	2,751	2,925
Purchased services and rents	460	449	1,725	1,730
Fuel	223	275	953	1,087
Depreciation	285	281	1,138	1,102
Materials and other	130	56	740	655
Total railway operating expenses	1,728	1,818	7,307	7,499

Income from railway operations	962	1,078	3,989	3,959

Other income – net	18	—	106	67
Interest expense on debt	152	148	604	557

Income before income taxes	828	930	3,491	3,469

Income taxes
Current	57	193	439	630
Deferred	105	35	330	173
Total income taxes	162	228	769	803

Net income	$666	$702	$2,722	$2,666

Earnings per share – diluted	$2.55	$2.57	$10.25	$9.51

Weighted average shares outstanding – diluted	261.6	273.5	265.6	280.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At December 31,
	2019	2018
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$580	$358
Accounts receivable – net	920	1,009
Materials and supplies	244	207
Other current assets	337	288
Total current assets	2,081	1,862

Investments	3,428	3,109
Properties less accumulated depreciation of $11,982 and
$12,374, respectively	31,614	31,091
Other assets	800	177

Total assets	$37,923	$36,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,428	$1,505
Income and other taxes	229	255
Other current liabilities	327	246
Current maturities of long-term debt	316	585
Total current liabilities	2,300	2,591

Long-term debt	11,880	10,560
Other liabilities	1,744	1,266
Deferred income taxes	6,815	6,460
Total liabilities	22,739	20,877

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 257,904,956 and 268,098,472 shares, respectively, net of treasury shares	259	269
Additional paid-in capital	2,209	2,216
Accumulated other comprehensive loss	(491)	(563)
Retained income	13,207	13,440

Total stockholders’ equity	15,184	15,362

Total liabilities and stockholders’ equity	$37,923	$36,239

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2019	2018
	($ in millions)
Cash flows from operating activities
Net income	$2,722	$2,666
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,139	1,104
Deferred income taxes	330	173
Gains and losses on properties	(42)	(171)
Changes in assets and liabilities affecting operations:
Accounts receivable	87	(70)
Materials and supplies	(37)	15
Other current assets	(4)	(46)
Current liabilities other than debt	(185)	223
Other – net	(118)	(168)

Net cash provided by operating activities	3,892	3,726

Cash flows from investing activities
Property additions	(2,019)	(1,951)
Property sales and other transactions	377	204
Investment purchases	(18)	(10)
Investment sales and other transactions	(104)	99

Net cash used in investing activities	(1,764)	(1,658)

Cash flows from financing activities
Dividends	(949)	(844)
Common stock transactions	27	40
Purchase and retirement of common stock	(2,099)	(2,781)
Proceeds from borrowings – net of issuance costs	2,192	2,023
Debt repayments	(1,188)	(750)
Other	23	—

Net cash used in financing activities	(1,994)	(2,312)

Net increase (decrease) in cash, cash equivalents, and restricted cash	134	(244)

Cash, cash equivalents, and restricted cash
At beginning of year	446	690

At end of year	$580	$446

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$555	$496
Income taxes (net of refunds)	543	519

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Stock Repurchase Programs

Under our stock repurchase programs, we repurchased and retired 11.3 million and 17.1 million (7.0 million under an accelerated share repurchase program and 10.1 million shares under our ongoing open-market program) shares of common stock in 2019 and 2018, respectively, at a cost of $2.1 billion and $2.8 billion, respectively. Since the beginning of 2006, we have repurchased and retired 196.9 million shares at a total cost of $16.2 billion.

2. Leases

On January 1, 2019, we adopted Financial Accounting Standards Board Accounting Standards Update 2016-02, “Leases (Topic 842),” which requires lessees to recognize right-of-use (ROU) assets and lease liabilities on the balance sheet for leases greater than twelve months. As a result of the adoption, the Consolidated Balance Sheets at December 31, 2019 includes the recognition of ROU assets of $539 million included in “Other assets,” current lease liabilities of $97 million included in “Other current liabilities,” and non-current lease liabilities of $441 million included in “Other liabilities.”

3. Restricted Cash

The “Cash, cash equivalents, and restricted cash” line item on the Consolidated Statement of Cash Flows includes restricted cash of $88 million at both January 1, 2019 and December 31, 2018, which reflects deposits held by a third-party bond agent as collateral for certain debt obligations, which matured on October 1, 2019. The restricted cash balance is included as part of “Other current assets” on the Consolidated Balance Sheets at December 31, 2018.